Exhibit 99.1

For Immediate Release: Thursday, May 1, 2014

GM Grows Total and Retail Sales in April
Retail Market Share up from March

DETROIT - General Motors Co. (NYSE: GM) dealers delivered 254,076 vehicles in the United States in April 2014. Total sales were up 7 percent compared with a year ago. Fleet sales were up 5 percent and retail sales - vehicles sold to individual buyers - were up 8 percent. GM expects to increase its retail market share from March.

“Retail demand was steady in April, and truck sales and transaction prices were especially strong,” said Kurt McNeil, U.S. vice president of Sales Operations. “As we expected, the economy continues to strengthen. In addition, our award-winning new products are performing well, we have more on the way and our dealers are winning accolades for outstanding service.”

GM’s newest products include the 2015 Cadillac Escalade and Escalade ESV, which began arriving in showrooms in April. Upcoming launches include the Cadillac ATS coupe, which arrives this summer; the Chevrolet Colorado and GMC Canyon mid-size pickups, which arrive in the fall; and the 2015 Chevrolet City Express LS, the brand’s first entry in the small cargo van segment. It arrives in the fourth quarter.

When it comes to dealer service satisfaction, the Chevrolet, Buick, GMC and Cadillac brands rank in the top five of all automotive brands in the United States, according to the J.D. Power 2014 U.S. Customer Service Index (CSI).

April Sales Highlights (vs. 2013 except as noted)

•	At Chevrolet, sales were up 5 percent. Deliveries of the Impala were up 27 percent, Spark was up 24 percent, Volt was up 19 percent and Camaro was up 14 percent.

•	Cadillac total sales were up 5 percent and retail sales were the highest April since 2007.

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Sales of the Cadillac CTS line were up 36 percent, with sales of the sedan up 68 percent on the strength of the all-new 2014 model, which is the Motor Trend Car of the Year. SRX deliveries were up 31 percent, for the vehicle’s best April ever.

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Buick sales were up 12 percent for the brand’s best April since 2006. The results were driven by a 48 percent increase in Encore deliveries, as well as a 21 percent increase in Regal sales and a 10 percent increase in LaCrosse sales.

•	GMC sales were up 13 percent for the brand’s best April since 2007.

•	Sales of large SUVs, which include the Chevrolet Tahoe and Suburban, and the GMC Yukon and Yukon XL, were up 22 percent.

•	Chevrolet Silverado sales were up 9 percent and GMC Sierra sales were up 21 percent. Retail deliveries were up 13 percent and 22 percent, respectively.

•	GM expects to gain between two and three points of retail market share in the large pickup segment compared to March 2014.

•	Per plan, GM increased its share of trucks sold with average transaction prices below $40,000 compared to the first quarter of 2014, and maintained its share of more premium-contented trucks.

•	GM’s incentive spending was down from March. As a percentage of average transaction price, spending was 10.2 percent, according to J.D. Power PIN estimates.

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Average transaction prices continued to improve from record levels set in the first quarter of 2014. Year to date, they are up more than $2,000 per unit versus the same period in 2013, according to J.D. Power PIN.

•	Commercial fleet sales were up 11 percent for the sixth consecutive monthly increase.

•	Small business deliveries, which are included in retail sales, were up 14 percent.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

Sales Tables

April	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	181,648	5.3%	120,393	4.5%
GMC	39,314	13.0%	34,839	17.2%
Buick	19,214	12.0%	16,083	7.7%
Cadillac	13,900	5.1%	13,285	12.0%
Total	254,076	6.9%	184,600	7.5%

2014CY	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	634,331	-1.2%	439,274	1.0%
GMC	143,782	2.9%	125,596	3.7%
Buick	72,112	11.3%	59,997	3.1%
Cadillac	53,488	-4.4%	49,853	-0.1%
Total	903,713	0.1%	674,720	1.6%

Fleet Segment	Month	YOY Change	2014 CY	CY Change
Share of Sales	27.3%	-0.4 points	25.3%	-1.1 points

Inventory	Units at Month-end	Days Supply (selling day adjusted)	Units at Previous Month-end	Days Supply (selling day adjusted)
All Vehicles	825,805	85	815,492	83

	Industry Sales	Month (est.)	2014 (est.)
	Light Vehicle SAAR	16.1 million	16.0 - 16.5 million

	April			(Calendar Year-to-Date) January - April
	2014	2013	%Change Volume	2014	2013	%Change Volume
Enclave	4,637	4,797	(3.3)	19,351	20,609	(6.1)
Encore	4,317	2,916	48.0	15,040	7,869	91.1
LaCrosse	4,745	4,307	10.2	15,267	15,679	(2.6)
Regal	2,106	1,746	20.6	8,164	5,830	40.0
Verano	3,409	3,391	0.5	14,290	14,786	(3.4)
Buick Total*	19,214	17,157	12.0	72,112	64,777	11.3
ATS	2,737	2,725	0.4	10,055	12,475	(19.4)
CTS	3,270	2,398	36.4	10,929	10,260	6.5
ELR	61	—	***.*	241	—	***.*
Escalade	877	919	(4.6)	3,100	3,609	(14.1)
Escalade ESV	448	619	(27.6)	1,831	2,465	(25.7)
Escalade EXT	2	199	(99.0)	44	773	(94.3)
SRX	4,547	3,478	30.7	19,450	16,334	19.1
XTS	1,958	2,891	(32.3)	7,838	10,021	(21.8)
Cadillac Total*	13,900	13,230	5.1	53,488	55,942	(4.4)
Avalanche	3	1,927	(99.8)	71	8,186	(99.1)
Camaro	9,043	7,949	13.8	28,611	27,147	5.4
Caprice	288	233	23.6	1,057	912	15.9
Captiva Sport	5,794	4,315	34.3	18,648	16,694	11.7
Colorado	5	425	(98.8)	22	2,635	(99.2)
Corvette	3,514	974	260.8	11,693	3,915	198.7
Cruze	21,752	22,032	(1.3)	86,937	77,763	11.8
Equinox	20,315	20,965	(3.1)	76,388	79,834	(4.3)
Express	7,371	7,850	(6.1)	21,556	23,381	(7.8)
Impala	13,915	10,943	27.2	50,773	55,286	(8.2)
Malibu	19,944	21,734	(8.2)	68,080	70,913	(4.0)
Silverado-C/K Pickup	42,755	39,395	8.5	150,512	156,044	(3.5)
Sonic	7,655	8,151	(6.1)	31,888	28,260	12.8
Spark	3,873	3,121	24.1	13,414	11,903	12.7
Suburban (Chevy)	4,840	3,682	31.5	11,564	13,097	(11.7)
SS	283	—	***.*	1,148	—	***.*
Tahoe	9,759	9,052	7.8	25,462	25,824	(1.4)
Traverse	8,991	8,405	7.0	31,353	34,817	(9.9)
Volt	1,548	1,306	18.5	5,154	5,550	(7.1)
Chevrolet Total*	181,648	172,460	5.3	634,331	642,164	(1.2)
Acadia	6,283	6,681	(6.0)	26,865	28,503	(5.7)
Canyon	—	88	***.*	2	724	(99.7)
Savana	1,755	1,529	14.8	7,812	4,414	77.0
Sierra	17,246	14,208	21.4	59,459	55,004	8.1
Terrain	7,791	7,964	(2.2)	33,210	34,770	(4.5)
Yukon	3,733	1,577	136.7	10,249	8,494	20.7
Yukon XL	2,506	2,752	(8.9)	6,185	7,817	(20.9)
GMC Total	39,314	34,799	13.0	143,782	139,726	2.9
GM Vehicle Total*	254,076	237,646	6.9	903,713	902,609	0.1
26 selling days for the April period this year and 25 for last year.
*Totals include discontinued Buick Lucerne, Cadillac DTS, and Chevrolet HHR.